Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Diana Kashan 212 981 5161 / diana_kashan@dkcnews.com

Mike Paluszek 212 981 5190 / michael_paluszek@dkcnews.com

TECHSTARS SIGNS LEASE FOR 1407 BROADWAY

New York, NY, (February 26, 2014) – Techstars, a leading startup accelerator with programs in seven cities in the U.S. and U.K., will move its New York City program to 1407 Broadway, a re-envisioned office building in the now-sought-after Times Square South submarket of New York City.

The 1.1 million-square-foot building, owned by The Lightstone Group in partnership with Lightstone Value Plus REIT, Inc. (LVPR), is undergoing renovations and being repositioned towards the technology, media and creative industries, which are currently experiencing explosive growth and moving north of Chelsea and the Flatiron markets. The transformation includes new retail fronts, lobby, and a canopied entryway to enhance the building’s presence along Broadway.

Techstars signed a lease for 13,719 square feet, taking the building’s entire 24th floor. The cutting-edge company will relocate from smaller offices at 36 Copper Street into a space with a full-floor presence, well-suited to accommodating their growing business needs.

“The current renovations, the new creative vibe, the unparalleled central location, as well as the light and views from the tower floors, made 1407 Broadway a perfect home for Techstars,” said Peter Turchin, Executive Vice President of CBRE. Turchin is the exclusive leasing agent for 1407 Broadway, along with colleagues Gregg Rothkin, Amanda Bokman, Ben Fastenberg, Ross Zimbalist and Lee Cross. Zimbalist also represented Techstars in the transaction.

“Having Techstars at 1407 Broadway shows the tech community that we are serious about providing them with what they need,” said Mitchell Hochberg, President of The Lightstone Group. “It’s the first of a steady stream of tech companies that are coming to our site.”

“Techstars is excited to move into a beautiful 13,000-square-foot space at 1407 Broadway, with gorgeous views of Times Square, the Empire State Building and the Hudson River,” said Alex Iskold, Managing Director at Techstars in New York City. “We loved how welcoming the building ownership was to Techstars, and how supportive they are of innovation, creativity and the startup ecosystem in New York City. The new space will be home for Techstars' New York City accelerator and will also host Techstars companies who graduated in previous years."

Techstars’ New York City accelerator program has incubated more than 50 ventures since it was established in 2010. Techstars also has programs in Boston, Boulder, Chicago, Seattle, London, and Austin.

Located between 38th and 39th streets, 1407 Broadway sits at the epicenter of an area that is undergoing a rebirth, with the creation of the Broadway Pedestrian Zone, the continued unfolding of the “new” Times Square and the revitalization of Bryant Park. With Midtown South’s average asking rent now at a record high, 1407 Broadway is poised to draw tenants seeking large floor plates, exceptional infrastructure and a loft environment—of special appeal to the creative and tech industries. In addition, its new, 21st century face on the street—added to its convenient location and access to major transportation hubs—positions 1407 Broadway to attract even more world-class fashion retailers, as well as tenants across industries. The 13,000-square-foot floor plates of The Tower (floors 23 – 42) and base floors ranging in size from 40,000 to 50,000 square feet will meet the unique needs of contemporary office tenants.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States. Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling more than 8 million square feet. Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens.

For more information, visit www.lightstonegroup.com.

About Techstars

Techstars is a mentorship-driven seed stage investment program. We run a three month long program in Austin (TX), Boston (MA), Boulder (CO), Cloud (San Antonio, TX), Chicago (IL), New York City (NY), Seattle (WA), and London (UK) once each year. Additionally, we run several powered by Techstars programs with some of the best brands in the world. We’re very selective – hundreds of companies apply and we only take about ten companies per city. These companies get $18,000 in seed funding. In addition, companies accepted into the program are offered a $100,000 convertible debt note by a group of prominent VCs immediately upon acceptance into Techstars. Historically, Techstars companies go on to average more than $1.6M raised in outside capital after the program.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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